Exhibit 99.(a)(1)(B)

ZORAN CORPORATION

OFFER TO AMEND ELIGIBLE OPTIONS

ELECTION FORM

Before signing and submitting Annex A to this Election Form, please make sure you have received, read and understand the documents that make up the Offer, including:  (1) the Offer to Amend Eligible Options (the “Offering Memorandum”), (2) the form of Stock Option Amendment and Cash Bonus Agreement attached as an exhibit to the Offering Memorandum and (3) this Election Form.  The Offer is subject to the terms of these documents as they may be amended.  Capitalized terms used but not otherwise defined in this Election Form shall have the meanings set forth in the Offering Memorandum.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE
OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

Annex A to this Election Form provides information regarding your Eligible Option(s).  Indicate on Annex A your decision to tender one or more of your Eligible Options for amendment by checking the “Amend Eligible Option” box for each Eligible Option you choose to tender.  If you do not want to tender one or more of your Eligible Options for amendment, check the “Do Not Amend This Eligible Option” box for each Eligible Option you choose not to tender.  If you do not clearly mark the “Amend This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Amend This Eligible Option.”  In that event, such Eligible Option will not be amended, and you will not become entitled to the Cash Bonus with respect to that Eligible Option.  In addition, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A and state and foreign tax laws.

You hereby agree that, unless you revoke your election before 11:59 p.m., Pacific Time, on July 2, 2007 (or a later expiration date if Zoran extends the Offer), your election will be irrevocable, and if accepted by Zoran, this Election Form, including Annex A, shall operate to amend the Eligible Option as outlined above, subject to the terms and conditions described in the Offering Memorandum.

You hereby acknowledge that you may change the terms of your election by submitting a revised Annex A to Zoran (a) by fax to the attention of Karen Pereira at (408) 523 - 6541, (b) by email to karen.pereira@zoran.com or (c) by hand delivery to Karen Pereira at Zoran Corporation, 1390 Kifer Road, Sunnyvale, California 94086.  Submissions made by any other means will not be accepted.  Any change of election received after the Expiration Time will be void and of no effect.

You agree that your decision to amend or not amend your Eligible Option(s) in the Offer is entirely voluntary and is subject to the terms of the Offer.  You further understand and agree you are not required to tender your Eligible Option(s).  You understand that with respect to each of your Eligible Options, if you elect to tender that Eligible Option, you must tender that entire Eligible Option.  You further understand and agree that if you fail to make an election with respect to any of your Eligible Options, then you will be deemed to have made an election not to amend that Eligible Option.

You acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Zoran (except on an at-will basis, unless otherwise required by local law).  You agree that, except as set forth in the Offering Memorandum, Zoran has made no representations or warranties to you regarding the Offer or the future pricing of Zoran stock, and that your participation in the Offer is at your own discretion.

If your service with Zoran terminates prior to the Expiration Time, you understand that you will no longer be eligible to participate in the Offer and any election you have made to amend your Eligible Option(s) will be of no further force and effect.

You hereby acknowledge and agree that neither Zoran nor any of its respective employees or agents, has made any recommendation to you as to whether or not you should accept the Offer to amend your Eligible Option(s) and that you are not relying on any information provided or representation made by Zoran or any of its respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum.  You acknowledge that you have been afforded the opportunity to consult with your own investment, legal and tax advisors before making this election and that you have knowingly done so or knowingly declined to do so.

You understand that you will receive an Election Confirmation Statement via email at your email address listed below within three business days after the date on which Zoran receives a signed Annex A to this Election Form.  In addition, within three business days after the Expiration Time, you will receive via email the Final Election Confirmation Statement that confirms the last election that you made for your Eligible Option(s) as of the Expiration Time.  In the event that you do not receive these Election Confirmation Statements confirming your elections in the time frames described above, you understand that it is your responsibility to send a copy of your signed Annex A to this Election Form and any Election Confirmation Statement that you did receive to karen.pereira@zoran.com to evidence proper and timely submission of this Election Form.

YOU AGREE THAT ZORAN SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT YOU MAY INCUR THROUGH YOUR ELECTION TO PARTICIPATE IN OR TO DECLINE THE OFFER.

Annex A

Employee Name:  [Employee Name]

Employee ID:  [Employee ID]

IMPORTANT:  Indicate your decision to tender one or more of your Eligible Options listed below for amendment by checking the “Amend Eligible Option” box for each Eligible Option you choose to tender.  If you do not want to tender one or more of your Eligible Options for amendment, check the “Do Not Amend This Eligible Option” box for each Eligible Option you choose not to tender.  If you do not clearly mark the “Amend This Eligible Option” box with respect to an Eligible Option, your election with respect to that option will default to “Do Not Amend This Eligible Option.”

Eligible Option (Grant Number)	Original Date of Grant	Current Option Exercise Price	Shares Subject to Eligible Option	Measurement Date of Eligible Option	Fair Market Value Per Share on Measurement Date	Amend This Eligible Option	Do Not Amend This Eligible Option
						☐	☐
						☐	☐
						☐	☐

Employee Signature	Date and Time

Daytime Telephone Number	E-mail Address

PLEASE RETURN NO LATER THAN
11:59 P.M., PACIFIC TIME, ON MONDAY, JULY 2, 2007
(OR A LATER EXPIRATION DATE IF ZORAN EXTENDS THE OFFER)
(a) BY FAX TO THE ATTENTION OF KAREN PEREIRA AT (408) 523 - 6541, (b) BY
EMAIL TO KAREN.PEREIRA@ZORAN.COM OR (c) BY HAND DELIVERY TO
KAREN PEREIRA AT ZORAN CORPORATION, 1390 KIFER ROAD, SUNNYVALE,
CALIFORNIA 94086.